Form  8-A

SECURITIES  AND  EXCHANGE  COMMISSION
Washington,  D.C.    20549


For  Registration  of  Certain  Classes  of  Securities
Pursuant  to  Section  12(b)  or  (g)  of  the
Securities  Exchange  Act  of  1934

Commission  File  No.  0-21052

Alltrista  Corporation
----------------------
(Exact  name  of  registrant  as  specified  in  its  charter)





Indiana. . . . . . . . . . . . . . . . .           35-1828377
----------------------------------------  -------------------
(State of incorporation. . . . . . . . .     (I.R.S. Employer
                                          -------------------
or organization) . . . . . . . . . . . .  Identification No.)
                                          -------------------

345 South High Street
Muncie, Indiana. . . . . . . . . . . . .                47307
                                          -------------------
(Address of principal executive offices)           (Zip Code)
----------------------------------------  -------------------



Securities  to  be  registered  pursuant  to  Section  12(b)  of  the  Act:





           Title of each class to
            be so registered. . .  Name of Exchange
---------------------------------  ------------------------
Common Stock, without par value .  New York Stock Exchange


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and as effective pursuant to General Instruction A.(c), check the following box: [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box:


Securities  to  be  registered  pursuant  to  Section  12(g)  of the Act: None




Item  1.  Description  of  Registrant's  Securities  to  be  Registered.

     The securities to be registered hereby are shares of the Common Stock, no par value, of the registrant (the "Common Stock").

     The total number of shares of all classes of stock that the registrant has authority to issue under its Articles of Incorporation is 30,000,000 shares, of which 5,000,000 represent shares of preferred stock, no par value (the "Preferred Stock") and 25,000,000 represent shares of Common Stock. As of September 28, 1997, there were 7,981,317 shares of Common Stock issued and
outstanding.    No  shares  of  Preferred  Stock  are  presently  issued  and outstanding.

     Holders of Common Stock are entitled to one vote for each share on all maters voted on by the shareholders of the registrant, including the election of directors. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock created by the registrant's Board of Directors, the holders of the registrant's Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefore, and upon liquidation will be entitled to receive pro rata all assets of the registrant available for distribution to such holders. The payment and level of cash dividends by the registrant will be subject to the discretion of the Board of Directors. Dividend decisions will be based upon a number of factors, including the operating results and financial requirements of the registrant. The registrant has no immediate intention to pay cash dividends.

     The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock, in one or more series, and to fix for each such series the designation and relative rights (including, if any, conversion and participation, voting and dividend rights and stated redemption and liquidation values), preferences, limitations and restrictions, as are stated in the resolution adopted by the Board of Directors and as are permitted by the Indiana Business Corporation Law. In connection with a certain rights agreement by and between the registrant and First Chicago Trust Company of New York dated as of March 22, 1993, the Board of Directors has designated and reserved for issuance a series of 250,000 shares of Series A Junior Participating Preferred Stock.

Item  2.  Exhibits

     All Exhibits required by Instruction II to item 2 will be supplied to the New York Stock Exchange.

     Signature

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


ALLTRISTA  CORPORATION



By:      /s/  Thomas  B.  Clark
         ----------------------
              Thomas  B.  Clark
              President  and  Chief  Executive  Officer

Date:  December  3,  1997